Exhibit 99.1

HFF announces launch of UK operations through proposed acquisition of Leon Partners in London

DALLAS, TX – November 1, 2016 – HFF, Inc. (NYSE:HF) (HFF) announced today that it expects to launch its U.K. operations through the proposed acquisition of Leon Partners Limited (Leon Partners), a London-based independent real estate advisory firm focusing on investment banking and corporate finance. The transaction is subject to receipt of applicable regulatory approvals and other customary conditions, and is expected to close in early 2017. The opening of the London office will represent HFF’s 24th office location and the first outside of the U.S.

David Church and Raj Somchand, founding members of Leon Partners, will be joining HFF along with a team of four associates. Mr. Church and Mr. Somchand will bring their collective 50 years in the business recently with Bank of America Merrill Lynch and Leon Partners to lead the London office’s corporate finance and investment banking business. Concurrently with the expected closing of the Leon Partners transaction, Michael Kavanau, senior managing director and co-head of HFF’s Chicago office, will relocate to London. Mr. Kavanau will bring his 30 years of experience with HFF in the U.S. to lead the London office’s equity and debt placement business and will be joined by additional HFF associates in due course.

HFF’s London office is expected to offer a full spectrum of commercial real estate capital markets transaction services in the U.K., including investment banking/corporate finance, investment transactions and debt and equity placement. As one of the largest and most successful commercial real estate intermediaries in the U.S., HFF incorporates capital markets knowledge with local real estate expertise to successfully complete a diverse mix of real estate transactions, regardless of size or complexity. HFF’s business model is solely focused on providing capital markets services to its clients, and therefore does not invest, lease or manage real estate assets, thus mitigating conflicts of interests with its clients. HFF, Inc. was ranked in Fortune magazine’s 100 Fastest-Growing Companies for four years: 2012 – 2014 and 2016 and with its predecessor companies has closed in excess of $567 billion in transactions since 1998.

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HFF announces launch of UK operations through proposed acquisition of Leon Partners in London

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“We are extremely excited to have David, Raj and members of the Leon team join HFF to help start, manage and grow HFF’s first business endeavor outside of the U.S.,” said Mark Gibson, chief executive officer of HFF. “Leon’s culture of integrity, teamwork and its in-depth knowledge of all capital market solutions for commercial real estate is highly synergistic with HFF’s core values and competencies. HFF’s global clients have been encouraging HFF to enter the London and European markets and we are delighted to have found great chemistry and a complementary skill set in David, Raj and the Leon Partners team. Additionally, with Michael Kavanau’s relocation to London, HFF is sending one of its longest tenured partners to not only bring his vast skill set of the debt and equity placement businesses but to also help with the integration of the Leon team and other London-based capital market specialists into HFF’s collaborative, team-oriented culture.”

“We established Leon Partners to be a client-focused, conflict-free and truly independent business,” said Church. “The real estate advisory landscape is rapidly changing and our clients are looking for tailored solutions to complex problems. Since opening our offices in July 2015, we have been delighted with the mandates we have secured from our clients. We have already closed a number of high profile deals and have a very strong pipeline, which is a testament to our team and our business model. We are very excited about the prospects for our business.”

“We have got to know HFF over the last six months and have been very impressed with their platform, their approach to clients, each other, as well as their values, which strongly echo Leon’s,” added Somchand. “The opportunity to help build a truly market-leading, independent and conflict-free, best-in-class one stop real estate advisory and capital markets business is hugely compelling. The whole team is excited to become part of HFF and looking forward to working alongside our new partners.”

About Leon Partners

David Church and Raj Somchand established Leon Partners in July 2015, following successful careers in real estate investment banking, previously at Bank of America Merrill Lynch. Leon Partners is an independent real estate advisory firm which advises clients on complex real estate and corporate M&A transactions, provides introductions to private capital investors and prepares companies to access the public capital markets primarily in the U.K. and Ireland. Edward Bradford, formerly of Bank of America Merrill Lynch and Aidan Smith, former CFO of Liberty International are also part of the Leon Partners team. www.leon-partners.com.

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HFF announces launch of UK operations through proposed acquisition of Leon Partners in London

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About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 23 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully-integrated national capital markets platform including debt placement, investment sales, equity placement, investment banking and advisory services, loan sales and commercial loan servicing.

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CONTACTS:

MYRA F. MOREN

HFF Managing Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

KRISTEN M. MURPHY

HFF Director, Marketing

(617) 338-0990

krmurphy@hfflp.com